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                                                                   EXHIBIT 10.36



                              EMPLOYMENT AGREEMENT


         This Employment Agreement (this "Agreement") is entered into effective as of the 2nd day of November, 1994, by and between Richard L. Love ("Employee") and Biovensa Inc., a Delaware corporation (the "Company").

         WHEREAS, the Company desires to employ Employee, and Employee desires to become employed by the Company, on the terms hereinafter set forth.

         NOW, THEREFORE, in consideration for the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1
                                     DUTIES

         1.1 DUTIES. During the term of this Agreement, the Company agrees to employ Employee as President and Chief Executive Officer of the Company, and as a member of the Board of Directors of the Company (the "Board"), and Employee agrees to serve the Company in such capacities as the Board may direct, all upon the terms and subject to the conditions set forth in this Agreement.

         1.2 EXTENT OF DUTIES. Subject to Employee engaging from time to time in activities permitted under Section 5.2 hereof, Employee shall devote his full-time business time, energy and skill to the affairs of the Company as reasonably necessary to discharge his duties hereunder. The discharge of duties hereunder shall be Employee's primary occupation. All other activities permitted under Section 5.2 shall be secondary and shall be limited at all times so as not to interfere in any material respect with the discharge of Employee's duties hereunder.

                                   ARTICLE 2
                               TERM OF EMPLOYMENT

         The term of this Agreement shall commence on the date hereof and continue for a period of four years, subject to earlier termination as hereinafter provided.

                                   ARTICLE 3
                                  COMPENSATION

         3.1 ANNUAL BASE COMPENSATION. As compensation for services rendered under this Agreement, Employee shall be entitled to receive from Company an annual base salary of $175,000 (before standard deductions) during the first year of this Agreement. Employee's annual base salary shall be subject to review and adjustment by the Board on an annual basis. Employee's annual base salary shall be payable at regular intervals (at least monthly) in accordance with the prevailing practice and policy of the Company.
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         3.2     INCENTIVE BONUS.  As additional compensation for services
rendered under this Agreement, Employee shall be entitled to an annual incentive bonus if earned. Within 60 days after the date of this Agreement and within 60 days after each anniversary of this Agreement during the term of this Agreement, the Employee and the Board shall cooperate to establish performance milestones for Employee's annual incentive bonus for the period ending on the next anniversary of this Agreement. Employee's annual incentive bonus shall be paid within 60 days after each anniversary of this Agreement.

         3.3 STOCK OPTION. As additional compensation for services rendered under this Agreement, the Company shall grant to Employee an option to acquire up to a certain number of shares of common stock ("Common Stock") of the Company. The exercise price of the option shall be equal to the Common Stock equivalent purchase price per share of equity securities (anticipated to be preferred stock) issued by the Company pursuant to its initial private placement or other offering which results in gross proceeds to the Company in excess of $3 million. The number of shares of Common Stock covered by the option shall be equal to $100,000 divided by the Common Stock equivalent purchase price per share applicable to such offering (for example, if the private placement price is $1.50 per share, Employee would receive an option to acquire up to 66,667 shares). The option shall vest over four years as follows: 25% on the first anniversary of this Agreement, 25% on the second anniversary of this Agreement, 25% on the third anniversary of this Agreement, and 25% on the fourth anniversary of this Agreement. All options must be exercised upon the later of (i) the fifth year anniversary of this Agreement,
(ii) one year subsequent to the termination of employment, for any reason, from the Company, or (iii) one year subsequent to the termination of the "lock-up period" that is negotiated by the Company and its underwriters in connection with an initial public offering of the Company's Common Stock (the "Option Term"). The option will be granted as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The option will be granted contemporaneously with the completion of such initial private placement or other offering pursuant to a separate instrument which shall make reference to the provisions of this Agreement. Employee shall also be entitled to such performance-based options as the Board may from time to time grant to the executive officers of the Company.

         3.4 OTHER BENEFITS. Employee shall, in addition to the compensation provided for herein, be entitled to the following additional benefits:

                 (a) MEDICAL, HEALTH AND DISABILITY BENEFITS. Employee shall be entitled to receive all medical, health and disability benefits that may, from time to time, be provided by the Company to its executive officers.

                 (b) OTHER BENEFITS. Employee shall also be entitled to receive any other benefits that may, from time to time, be provided by the Company to all employees of Company as a group, or all executive officers of the Company as a group, including any life insurance, profit sharing, 401(k) or retirement benefits.

                 (c) VACATION PAY. Employee shall be entitled to an annual vacation as determined in accordance with the prevailing practice and policy of the Company.





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                 (d)      HOLIDAYS.  Employee shall be entitled to holidays in
         accordance with the prevailing practice and policy of the Company.

                 (e) REIMBURSEMENT OF EXPENSES. The Company shall reimburse Employee for all expenses reasonably incurred by Employee on behalf of the Company in accordance with the prevailing practice and policy of the Company.

                                   ARTICLE 4
                                  TERMINATION

         4.1 TERMINATION BY THE COMPANY WITHOUT CAUSE. Subject to the provisions of this Section , this Agreement may be terminated by the Company without cause upon 30 days prior written notice thereof given to Employee. In the event of termination pursuant to this Section , the Company shall pay Employee, within 15 days of such termination, (a) his base salary earned pro rata to the date of such termination, plus (b) a lump-sum payment equal to one full year of his then effective annual base salary under Section (unless Employee makes an election under Section 4.5(a)(ii) to receive limited accelerated vesting of his stock option in lieu of a lump-sum payment under clause (b) above).

         4.2 TERMINATION BY THE COMPANY FOR CAUSE. The Company may terminate this Agreement at any time if such termination is for "cause" (as defined below), by delivering to Employee written notice describing the cause of termination 30 days before the date of such termination. In the event the employment of Employee is terminated for "cause", Employee shall be entitled only to his base salary earned pro rata to the date of such termination. The determination of whether Employee shall be terminated for "cause" shall be made by the Board, in the reasonable exercise of its business judgment, and shall be limited to the occurrence of the following events:

                 (a) Conviction of or a plea of nolo contendere to the charge of a felony (which, through lapse of time or otherwise, is not subject to appeal);

                 (b) Failure (without proper legal cause) to perform in a reasonably satisfactory manner, or negligence in performing, Employee's material duties and responsibilities hereunder as determined by the Board in the exercise of its reasonable judgment, provided that a written warning is given to Employee by the Company and such non-performance or negligence continues seven days thereafter;

                 (c) Gross negligence in performing Employee's material duties and responsibilities under this Agreement which are within Employee's job responsibilities hereunder;

                 (d)      Breach of fiduciary duty to the Company;

                 (e) Except with respect to limited activities permitted under Section 1.2, the unauthorized absence of Employee from work (other than for sick leave or disability) for





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         a period of three working days or more during any period of 30 working days during the term of this Agreement; or

                 (f) Breach of any material obligation of Employee under the provisions of Article 5 hereof, provided that written notice thereof is given to Employee by the Company and such breach continues seven days thereafter.

         4.3 TERMINATION UPON DEATH OR PERMANENT DISABILITY. In the event that Employee dies, this Agreement shall terminate upon the Employee's death. Likewise, if the Employee becomes unable to perform the essential functions of his duties hereunder, with or without reasonable accommodation, on account of illness, disability or other reason whatsoever for a period of more than 15 consecutive or nonconsecutive days in any six-month period, this Agreement shall thereupon terminate. In the event of termination pursuant to this
Section 4.3, Employee (or his legal representatives) shall be entitled only to his base salary earned pro rata to the date of such termination.

         4.4 VOLUNTARY TERMINATION BY EMPLOYEE. Employee may terminate this Agreement at any time upon delivering 30 days written notice of resignation to the Company. In the event of such voluntary termination, Employee shall be entitled to his base salary earned pro rata to the date of his resignation. On or after the date the Company receives notice of Employee's resignation, the Company may, at its option, pay Employee his base salary through the effective date of his resignation and terminate his employment immediately.

         4.5 STOCK OPTIONS. The stock option issued to Employee pursuant to Section 3.3 hereof will be issued pursuant to the Company's stock option plan (the "Plan") to be adopted for key employees of the Company. The instrument evidencing the granting of such option to Employee shall expressly incorporate, and the Company covenants that the Plan shall permit, the following rights which Employee shall have relating to termination of this Agreement pursuant to the provisions of Article 4:

                 (a) In the event of termination by the Company without cause under Section 4.1, (i) outstanding stock options held by Employee which are then vested shall remain exercisable for the Option Term, (ii) if, within 10 days of such termination, Employee notifies the Company that he is making an election under this Section 4.5(a)(ii), outstanding stock options held by Employee which would vest within one year from the date of termination shall automatically become vested and shall remain exercisable for the Option Term (such limited accelerated vesting being in lieu of the lump-sum payment under clause (b) of Section 4.1), and (iii) after giving effect to any accelerated vesting under clause (ii) above, any then unvested portion of Employee's outstanding stock options shall lapse.

                 (b) In event of termination by the Company for "cause" under Section 4.2, upon death or disability under Section 4.3 or by Employee pursuant to a voluntary resignation under Section 4.4, (i) any portion of Employee's outstanding stock options which are vested as of the date of termination shall remain exercisable for the Option Term and (ii) any then unvested portion of Employee's outstanding stock options shall lapse.





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         4.6     STOCK REPURCHASE RIGHT.

                 (a) Within 30 days after the date of full execution of this Agreement, Employee will purchase, and the Company will sell to Employee, 480,000 shares (the "Shares") of Common Stock of the Company, representing 6% of the total outstanding shares of Common Stock, for $48,000 or $.10 per share. The purchase price will be paid $28,000 in cash and the balance pursuant to a Promissory Note dated as of the date of issuance (the "Note"), executed by Employee and payable to the order of the Company, in the stated principal amount of $20,000. The Note will bear interest at a rate of 8% simple interest (i.e. not compounded) and will be payable in quarterly installments based upon a 10-year amortization schedule and will mature on the fourth anniversary of this Agreement. The Note shall be secured by a pledge of that number of Shares as is determined by dividing the outstanding principal balance of the Note by the per share purchase price of the Shares (e.g. if the Note balance is $20,000, the number of Shares pledged would be 200,000), with a mechanism for partial releases of pledged shares to reflect reductions in the unpaid balance of the Note on the same basis.

                 (b) In event that, prior to the fourth anniversary of this Agreement, this Agreement is terminated by the Company for "cause" under
Section 4.2 or by Employee pursuant to a voluntary resignation under Section 4.4, the Company shall have the option, exercisable in its sole discretion, to repurchase the Shares on the following terms:

                          (i) pursuant to the Company's option hereunder, the Company shall be entitled to purchase (A) up to 100% of the Shares if such termination occurs on or before the first anniversary of this Agreement; (B) up to 75% of the Shares if such termination occurs after the first anniversary of this Agreement and on or before the second anniversary of this Agreement; (C) up to 50% of the Shares if such termination occurs after the second anniversary of this Agreement and on or before the third anniversary of this Agreement; and (D) up to 25% of the Shares if such termination occurs before the fourth anniversary of this Agreement;

                          (ii) such option shall be exercisable by the Company within 30 days after the date of termination, by the Company giving Employee written notice of exercise of the option, which notice shall specify the number of Shares which the Company elects to purchase;

                          (iii)    unless exercised in accordance with clause
         (ii) above, the option shall lapse on the 30th day after the date of termination;

                          (iv) the closing of any purchase of Shares pursuant to this Section shall occur within 30 days after notice of exercise of the option is given by the Company to Employee;

                          (v) at closing, the Company shall pay to Employee a purchase price equal to $.10 per Share purchased by the Company plus simple interest (i.e. not compounded) on the total amount of the purchase price from the date hereof through the date of purchase at





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         8%, and Employee shall deliver to the Company one or more certificates representing the number of Shares purchased by the Company, duly endorsed by Employee for transfer or accompanied by a stock power executed by Employee; and

                          (vi) if at the time of closing the Note has not been paid in full (whether principal and/or accrued, unpaid interest), the purchase price to be paid by the Company shall be paid by satisfaction of Employee's next accruing obligations under the Note and the balance, if any, shall be paid in cash; and if at the time of closing the Note has been paid in full, the purchase price shall be paid in cash;

                          (vii) any balance of the Note remaining unpaid after closing shall be immediately repaid in full by Employee.

                 (d) In the event of termination by the Company without cause under Section 4.1 or upon death or disability under Section 4.3, the Shares shall not be subject to any repurchase right by the Company hereunder.

         4.7 EXCLUSIVITY OF TERMINATION PROVISIONS. The termination provisions of this Agreement regarding the parties' respective obligations in the event Employee's employment is terminated, are intended to be exclusive and in lieu of any other rights or remedies to which Employee or the Company may otherwise be entitled at law, in equity or otherwise. It is also agreed that, although the personnel policies and fringe benefit programs of the Company may be unilaterally modified from time to time, the termination provisions of this Agreement are not subject to modification, whether orally, impliedly or in writing, unless any such modification is mutually agreed upon and signed by the parties.

                                   ARTICLE 5
                      CONFIDENTIALITY AND NON-COMPETITION

         5.1     CONFIDENTIALITY.

                 (a) Employee acknowledges that the Company has a proprietary interest in maintaining the confidentiality of Confidential Information (defined below), and Employees shall not, during the term of this Agreement and for three years after the termination of this Agreement, disclose any Confidential Information to any third party or use any Confidential Information for his benefit or for the benefit of any third party; provided that the foregoing is not intended to restrict disclosures in the course of employment under this Agreement and in furtherance of the business of the Company; provided further that Employee nonetheless agrees to abide by the terms of any confidentiality agreement entered into by the Company with third parties which extend beyond said three-year term of the foregoing confidentiality.

                 (b) For the purposes of this Agreement, "Confidential Information" means all information which is learned or developed by Employee in the course and performance of his duties under this Agreement, including without limitation, reports, laboratory notebooks, information and





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data relating to the Company's drug development or manufacturing activities, excluding in any event, however, information which:

                          (i) at the time of disclosure, is, or, after disclosure, becomes generally known or available to the public other than as a consequence of Employee's breach of this Agreement;

                          (ii) was known or otherwise available to Employee prior to the disclosure by the Company;

                          (iii) disclosed by a third party to Employee after the disclosure by the Company if such third party's disclosure neither violates any obligation of the third party to the Company nor is a consequence of Employee's breach of this Agreement;

                          (iv) is required to be disclosed under the terms of a subpoena or order issued by a court of competent jurisdiction or by a governmental body, provided that Employee shall immediately notify the Company of the existence, terms and circumstances surrounding such required disclosure so that it may seek an appropriate protective order; or

                          (v)      the Company authorizes for release.

         5.2     NON-COMPETITION.

                 (a) During the term of this Agreement, Employee shall not engage, anywhere in the world, whether directly or indirectly, as principal, owner, officer, director, agent, employee, consultant or partner, in the research, development, manufacture or commercialization of products that compete with the Company's products or programs ("Restricted Activities"), provided that the foregoing shall not restrict Employee from engaging in any Restricted Activities which the Company directs Employee to undertake or which the Company are otherwise expressly authorizes. The foregoing shall not restrict Employee from owning less than 5% of the outstanding capital stock of any company which engages in Restricted Activities, provided that Employee is not otherwise involved with such company as an officer, director, agent, employee or consultant.

                 (b) Subject to Employee's continuing compliance with the provisions of Section 1.2 and Section 5.2(a), Employee may be a principal, owner, officer, director, agent, consultant or partner, of any corporation, partnership or other entity.

                 (c) The foregoing provisions of this Section 5.2 shall not be held invalid because of the scope of the territory covered, the actions restricted thereby, or the period of time such covenant is operative. Any dispute under this Section shall be subject to arbitration under Article 7 hereof.

         5.3 REMEDIES. In the event of a breach or threatened breach by the Employee of Section 5.1 or 5.2 hereof, the Company shall be entitled to a temporary restraining order and an injunction restraining the Employee from the commission of such breach. Nothing herein shall be construed





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as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of money damages.

                                   ARTICLE 6
                        PROPRIETARY PROPERTY ASSIGNMENT

         6.1 OWNERSHIP. All notes, reference materials, sketches, diagrams, reproductions, memoranda, documentation and records incorporating or reflecting any Confidential Information shall belong exclusively to the Company and shall be delivered to the Company upon termination of Employee's employment with the Company, for whatever reason said termination occurs. All inventions, improvements, ideas or discoveries made or conceived by Employee in the course of performance Employee's duties hereunder for the Company, whether patentable or unpatentable, or for which equipment, supplies or facilities of the Company are used, or which is derived from trade secrets owned by the Company, during the term of this Agreement ("Proprietary Property") shall be the sole property of the Company and shall be promptly reported both orally and in writing to the Company.

         6.2 COOPERATION. Employee, without charge to the Company, shall execute, acknowledge and deliver to the Company all such further papers, including applications for patents or copyrights, the expense of which is to be borne by the Company, as may be necessary to enable the Company to protect said Proprietary Property by patent, copyright or otherwise, in any and all countries, and to vest title to said Proprietary Property in the Company or its nominees (and their successors or assigns) and to maintain and enforce such protection; and further Employee shall render all such assistance (with reasonable compensation for Employee's time at all times after the termination of this Agreement) as may be reasonably necessary to perfect or protect any such patent or copyright.

                                   ARTICLE 7
                                  ARBITRATION

         Any controversy of any nature whatsoever, including but not limited to tort claims or contract disputes, between the parties to this Agreement or between the Employee, his heirs, executors, administrators, legal representatives, successors, and assigns and the Company and its affiliates, arising out of or related to the Employee's employment with the Company, any resignation from or termination of such employment and/or the terms and conditions of this Agreement, including the implementation, applicability and interpretation thereof, shall, upon the written request of one party served upon the other, be submitted to and settled by arbitration in accordance with the provisions of the Federal Arbitration Act, 9 U.S.C. Sections 1-15, as amended. Each of the parties to this Agreement shall appoint one person as an arbitrator to hear and determine such disputes, and if they should be unable to agree, then the two arbitrators shall choose a third arbitrator from a panel made up of experienced arbitrators selected pursuant to the procedures of the American Arbitration Association (the "AAA") and, once chosen, the third arbitrator's decision (which shall be in writing and issued to each party) shall be final, binding and conclusive upon the parties to this Agreement.
Each party shall be responsible for the fees and expenses of its arbitrator and the fees and expenses of the third arbitrator shall be shared equally by the parties. The terms





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of the commercial arbitration rules of AAA shall apply except to the extent they conflict with the provisions of this paragraph. It is further agreed that any of the parties hereto may petition the United States District Court for the Western District of Texas, San Antonio Division, for a judgment to be entered upon any award entered through such arbitration proceedings.

                                   ARTICLE 8
                                 MISCELLANEOUS

         8.1 MODIFICATION; AMENDMENT; WAIVER. No modification, amendment or waiver of any provisions of this Agreement shall be effective unless approved in writing by both parties. The failure at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of either party thereafter to enforce each and every provision hereof in accordance with its terms.

         8.2 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         8.3 ASSIGNMENT. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of their respective successors, assigns, executors, administrators and heirs, provided, however, that neither the Company nor Employee any assign any rights, duties or obligations under this Agreement without the prior written consent of the other.

         8.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by reputable overnight delivery service, cable, telegram, facsimile transmission or telex to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

                 If to the Company:            Biovensa Inc.
                                               14960 Omicron Drive
                                               San Antonio, Texas  78245
                                               Attention:  Chairman of the Board


                 If to the Employee:           Richard L. Love
                                               24 Eton Green Circle
                                               San Antonio, TX  78257

         8.5 COMPLETE AGREEMENT. This Agreement constitutes the entire agreement between the parties and cancels and supersedes all other agreements between the parties which may have related to the subject matter contained in this Agreement.





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         8.6     GOVERNING LAW.  This Agreement and performance under it, and all proceedings that may ensue from its breach, shall be construed in accordance with and under the laws of the State of Texas.

         8.7 IRS CONTINGENCY. This Agreement is conditioned on the issuance of a private letter ruling by the U.S. Internal Revenue Service to Cancer Therapy and Research Foundation of South Texas ("CTRF") and/or CTRC Research Foundation ("CTRCRF") that this Agreement is fair and reasonable and does not provide excessive compensation to Employee for the services and other contributions to be made by Employee hereunder. This Agreement is additionally conditioned on a similar favorable opinion by the outside auditors for CTRF and CTRCRF. Further, the parties agree that CTRF and/or CTRCRF shall have the option to obtain a "fairness opinion" of a consultant of their choice and at their expense, in addition to their outside auditor, and that should CTRF or CTRCRF exercise their option to obtain such an opinion, then this Agreement is further conditioned on that opinion being that this Agreement is fair and reasonable and does not provide excessive compensation for the services and other contributions to be made by Employee hereunder. Should the IRS, the outside auditor for CTRF or CTRCRF, or the consultant retained by CTRF or CTRCRF determine that this Agreement provides excessive compensation, then the parties agree to modify same in order to satisfy any fairness requirements.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year indicated above.

                                        BIOVENSA INC.



                                        By  /s/ GARY V. WOODS
                                          --------------------------------------
                                        Name  Gary V. Woods
                                            ------------------------------------
                                        Title  Chairman of the Board
                                             -----------------------------------



                                                   /s/ RICHARD L. LOVE
                                        ----------------------------------------
                                                     RICHARD L. LOVE





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